Exhibit 19.1
Advanced Micro Devices, Inc.
Stock Trading Policy
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade on the basis of that information. Violating such laws can undermine investor trust, harm the reputation and integrity of Advanced Micro Devices, Inc. (together with its subsidiaries, the “Company” or “AMD”). AMD has adopted this Stock Trading Policy (“Policy”) to help you comply with federal and state securities laws and regulations that govern trading in securities and to help AMD minimize its own legal and reputational risk.

It is your responsibility to understand and comply with this Policy. Insider trading is illegal and a violation of this Policy. Directors, officers, employees and other third-parties who perform work for or on behalf of AMD who trade on the basis of material nonpublic information (or tip such information to others) can face liability, including criminal and civil fines, imprisonment and disgorgement of any profits gained or losses avoided. Any failure to live up to your commitment to comply with this Policy will be grounds for discipline or termination of your employment with AMD, whether or not your failure to comply with this Policy results in a violation of law.

Persons Covered and Administration of Policy
This Policy applies to all directors, officers, employees and any other third-parties who perform work for or on behalf of AMD. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any persons whose transactions in AMD securities you influence, direct or control. You are responsible for making sure that these individuals comply with this Policy.
This Policy continues to apply to you after termination of your employment or services to AMD. If you possess material nonpublic information, when your employment or services terminate, you may not trade in AMD securities until that information has become public or is no longer material. Additionally, if you are subject to a blackout period (as defined below), or if you are subject to a special trading restriction under this Policy at the time you are no longer affiliated with AMD, you are expected to abide by the applicable trading restrictions until at least the end of the applicable restriction.
Policy Statement
It is AMD’s policy that any AMD director, officer, employee, or third party who performs work for or on behalf of AMD, who possesses material nonpublic information, must refrain from purchasing, selling, gifting, transferring or otherwise trading in AMD securities or passing on the information to someone else until the information has been revealed by AMD to the public. Additionally, material nonpublic information about another company that you acquire in connection with your employment by, or service to AMD, is subject to the same trading
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restrictions. For example, if you possess material nonpublic information about AMD’s suppliers, customers, business partners, potential acquisition targets, joint venture partners or an economically linked company, such as a competitor or peer company, you cannot use that information to purchase, sell, gift, transfer or otherwise trade the securities of that company until the information becomes public or is no longer material. Information that is not material to AMD may nevertheless be material to one of those companies.

You may not directly or indirectly communicate material nonpublic information to anyone outside AMD (except in accordance with AMD’s policies regarding confidential information) or advise another person to trade on the basis of such information. You may also not directly or indirectly communicate material nonpublic information to anyone within AMD other than on a “need-to-know” basis.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
Transactions that may seem necessary or justifiable to you for personal reasons (such as the need to raise money for an emergency expenditure or due to their size) are not exceptions from this Policy. Trading in AMD’s securities on the basis of material nonpublic information is just as illegal with respect to a few shares as it is with respect to a large number of shares. Even the appearance of insider trading can lead to liability and must be avoided to preserve AMD’s reputation for adhering to the highest standards of ethical conduct.
Blackout Periods
Certain AMD directors, officers, employees, and other parties who perform work for or on behalf of AMD by virtue of their job are subject to mandatory controls on the timing of trading of AMD securities. These individuals have been notified that they are subject to these mandatory controls. In general, these individuals are limited to making these transactions during the four quarterly “window” periods”, which are preceded by the dissemination of AMD’s financial results. The General Counsel is responsible for informing the exact beginning and ending dates of each window period. These individuals must not purchase, sell, gift, transfer or otherwise trade any AMD securities during the blackout period, which ends after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by AMD (“blackout period”).
These restrictions do not apply to:
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•purchases of AMD securities from AMD, or sales of AMD’s securities to AMD;
•exercises of stock options or other equity awards or the surrender of shares to AMD in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of AMD’s securities (the “cashless exercise” of an AMD stock option or other equity award through a broker does involve a market sale of AMD’s securities, and therefore would not qualify under this exception);
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving AMD securities are subject to preclearance;
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by AMD that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
•purchases or sales of AMD’s securities made pursuant to a Rule 10b5-1 plan.
From time to time, for legal or other reasons, the General Counsel may direct that directors, officers, employees or others suspend or discontinue trading in AMD securities. Subject to the exceptions noted above, all of those individuals affected should not trade in AMD’s securities while the suspension is in effect and should not disclose to others that AMD has suspended trading.
Preclearance of Trades
AMD Directors, officers, certain AMD employees and others that have been notified they are subject to mandatory controls must obtain preclearance prior to trading of AMD’s securities. In general, these individuals are limited to trading in AMD securities during the four quarterly “window” periods, which are preceded by the dissemination of AMD’s financial results.

AMD Directors, the Chief Executive Officer (CEO), Executive Vice Presidents, Senior Vice Presidents and Section 16 Officers are required to notify both the General Counsel and the Chief Financial Officer (CFO) of any transaction and must receive written approval from either the General Counsel or the CFO before effecting the transaction. The CFO is required to obtain approval from the General Counsel and the CEO. The General Counsel is required to obtain approval from the CFO and the CEO. The General Counsel and the CFO, or the CFO and the CEO for transactions by the General Counsel, have sole discretion to decide whether to clear any transaction.
Even if you are precleared, you should never execute a trade while in possession of material nonpublic information. Thus, if you become aware of material nonpublic information after receiving preclearance or become subject to a blackout period before the transaction has been executed, the transaction may not be completed. Transactions under a previously established
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Rule 10b5-1 plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

Material Nonpublic Information
Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative. If the information makes you want to buy or sell, it would probably have the same effect on others. Also, information that something is likely to happen in the future—or even just that it may happen—could be considered material.
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products, product developments, roadmaps or manufacturing developments;
•technological developments, or discoveries, including any test results;
•large contracts or major business developments regarding a substantial customer or supplier (such as the gain or loss of a substantial customer or supplier);
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. So, even if the information is widely known throughout AMD, it may still be nonpublic. For information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD compliant conference call.
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The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. Even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be “public.”
As a practical matter, determining whether you possess material nonpublic information is sometimes difficult. If you think something might be material nonpublic information, you should treat it as it is.
Prohibited Transactions
The appearance, as well as the fact, of insider trading in AMD securities must be avoided. AMD believes it is improper and inappropriate for any AMD director, officer, employee or other third-party subject to this Policy to engage in speculative transactions involving AMD securities. You may not engage in any of the following types of transactions, regardless of whether you possess material nonpublic information or not.
Short Sales
You may not engage in short sales involving AMD’s securities. Short sales (the sale of a security that you do not own at the time of the sale or the sale of a security with a delayed delivery) evidence an expectation on the part of the seller that the securities will decline in value. Additionally, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and AMD’s 10% stockholders) from making short sales of AMD’ s equity securities.
Options
You may not engage in transactions in puts options, call options, or any other AMD derivative security on an exchange or in any other organized market. Puts are options to sell shares at a fixed price and calls are options to purchase shares at a fixed price.
Hedging Transactions
You may not engage in hedging transactions involving AMD’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of AMD’s equity securities.
Margin Accounts and Pledging
AMD recommends that you do not pledge AMD securities as collateral for a loan, purchasing AMD securities on margin (i.e., borrowing money to purchase the securities), or placing AMD securities in a margin account. However, this recommendation does not apply to the exercise of AMD stock options or vesting of AMD restricted stock units and the immediate sale of the shares acquired.
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No AMD Director, CEO, Executive Vice President or Senior Vice President may pledge AMD stock as collateral unless approved by the Nominating and Governance Committee of the AMD Board of Directors (“NCG Committee”), the CEO and the CFO. The CEO shall obtain approval from the NCG Committee, CFO and the General Counsel. Employees below Executive and Senior Vice President may not pledge AMD stock as collateral without the prior consent of the CFO and General Counsel. Approval for pledging is only granted in very limited circumstances.
Any AMD stock transactions that are not addressed in this Policy, or any AMD policy, are required to receive written approval from both the CFO and the General Counsel before the transactions are executed. The CFO is required to obtain written approval from the General Counsel and the CEO.
The General Counsel is required to obtain written approval from the CFO and the CEO.
Rule 10b5-1 Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in AMD’s securities entered into in accordance with Rule 10b5-1 (commonly referred to as “10b5-1 plan”) that:
•has been submitted to and preapproved by the General Counsel;
•includes a “Cooling Off Period”
•for
oSection 16 reporting persons that extends to the later of 90 days after adoption or modification of a 10b5-1 plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the
10b5-1 Plan was adopted, up to a maximum of 120 days; and

oemployees and any other persons, other than AMD, that extends 30 days after adoption or modification of a 10b5-1 plan;
•for Section 16 reporting persons, includes a representation in the 10b5-1 plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about AMD or its securities; and (2) adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade Rule 10b5-1;
•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about AMD and during an open window, and the person who entered into the 10b5-1 plan has acted in good faith with respect to the 10b5-1 plan;
•the duration of the 10b5-1 plan is for at least 12 months, unless an exception is granted;
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•either (1) specifies the amounts, prices, and dates of all transactions under the 10b5-1 plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The General Counsel may impose such other conditions on the implementation, operation, termination or modification of the 10b5-1 plan as the General Counsel deems necessary or advisable. Individuals may not adopt more than one 10b5-1 plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the General Counsel.
An individual may only modify a 10b5-1 plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications and terminations of a 10b5-1 plan are subject to preapproval by the General Counsel.
AMD reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a 10b5-1 plan if the General Counsel or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of AMD.
Compliance of a 10b5-1 plan with the terms of Rule 10b5-1 and the execution of transactions under the 10b5-1 plan are the sole responsibility of the person initiating the 10b5-1 plan.
Interpretation, Amendment, and Implementation of this Policy
The General Counsel has the authority to interpret and update this Policy and all related policies and procedures.
Actions taken by AMD, the General Counsel, or any other AMD personnel do not constitute legal advice, nor do they protect you from the consequences of noncompliance with this Policy or with securities laws.
To report any violations or suspected violations of this Policy, please contact the General Counsel.
Questions regarding this Policy or specific transactions should be directed to AMD Stock Trading Policy Help Desk.

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